April 30, 2001



 FT Defined Portfolios LLC
 1001 Warrenville Road, Suite 300
 Lisle, Illinois 60532


                  Re:                      FT Defined Portfolios LLC


 Gentlemen:

         We have served as counsel for the FT Defined Portfolios LLC (the "Fund"), which proposes to offer and sell membership interests of two series (collectively, the "Interests") in the manner and on the terms set forth in Post-Effective Amendment No. 2 to its registration statement on Form N-1A filed on or about April 30, 2001 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended. The Fund consists of the following series:
Nasdaq Target 15 Portfolio and First Trust 10 Uncommon Values Portfolio.

         In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Potter Anderson & Corroon LLP upon which we have relied as they relate to the laws of the State of Delaware, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

         The Interests of the Fund may be legally and validly issued from time to time in accordance with the Fund's Amended and Restated Limited Liability Company Agreement dated as of December 11, 2000, the Fund's Operating By-Laws, the Fund's Establishment and Designation of Series of Membership Interests, and the Amendment, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per Interest and such Interests, when so issued and sold, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-46062) relating to the Interests referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                                        Respectfully submitted,

                                                        /s/ Chapman and Cutler

                                                        CHAPMAN AND CUTLER